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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-83438) pertaining to the 1994 Stock Incentive Plan of Maxwell Shoe Company Inc. of our report dated December 15, 1997, with respect to the consolidated financial statements of Maxwell Shoe Company Inc. included in the Annual Report (Form 10-K) for the year ended October 31, 1997.

Our audits also included the consolidated financial statement schedule of Maxwell Shoe Company Inc. listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                              ERNST & YOUNG LLP

Boston, Massachusetts
January 26, 1998